Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE

SECOND QUARTER OF FISCAL 2008

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

Milwaukee, WI January 17, 2008/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced second quarter fiscal 2008 consolidated net sales of $478.8 million and consolidated net income of $5.4 million or $.11 per diluted share. The second quarter of fiscal 2007 had consolidated net sales of $423.1 million and a consolidated net loss of $4.4 million or $.09 per diluted share. The $55.7 million, or 13%, increase in consolidated net sales in the second quarter was primarily due to volume improvement in most product categories. The $9.8 million improvement in second quarter consolidated net income reflects the impact of a $37.0 million gain ($25.0 million after tax) resulting from the sale of an investment in preferred stock including the final dividends paid on the preferred stock, offset by $17.7 million of warranty expense ($12.7 million after tax) for a previously announced snow engine recall. Operationally, the second quarter results were lower than last year’s second quarter. Improved margins from increased sales were offset by costs incurred in the startup of new production in facilities for power products as well as the impact of costs incurred to close an engine facility. In addition, fixed costs were higher in the second quarter due to lower production levels that resulted from our plan to produce closer to the retail season.

For the first six months of fiscal 2008, the Company had consolidated net sales of $845.5 million and a consolidated net loss of $15.0 million or $.30 per diluted share. For the same period a year ago, consolidated net sales were $761.3 million and there was a consolidated net loss of $20.8 million or $.42 per diluted share. The increase in the first six month’s consolidated net sales of the $84.2 million, or 11%, was primarily attributable to increased engine unit shipments. The $5.8 million increase in consolidated net income reflects the stock transaction that occurred in the second quarter, offset by $19.8 million of warranty expense ($13.5 million after tax) for the snow engine recall. Operationally, the six month results improved from the same period a year ago as the benefit of increased sales and lower manufacturing costs were greater than the higher expenses associated with operations startup, a plant closing and lower production levels.

Engines:

Fiscal 2008 second quarter net sales were $315.5 million versus $279.0 million for the same period a year ago, an increase of 13%. The increase resulted primarily from a 10% increase in engine unit shipments between quarters. Sales for the first half of fiscal 2008 were $524.0 million versus $468.6 million in the prior year, a 12% increase. This increase in the first half of the year also reflects a 10% increase in engine unit shipments between years. Engine unit shipment increases in the quarter reflect improved placement for the upcoming season as well as some earlier demand for engines by some original equipment manufacturers. The first six months sales also benefited somewhat from stronger summer retail demand in certain regions for lawn and garden equipment.

The second quarter of fiscal 2008 had a loss from operations of $4.9 million, down $13.4 million from the income for operations for the same period a year ago. The major reason for the decrease in income from operations was the $17.7 million warranty expense associated with the snow engine recall. Income from operations did benefit from higher unit volumes, although the volume increase skewed to smaller displacement units which generate lower gross profits. In addition, margins increased due to favorable exchange rates for Euro denominated sales.

The loss from operations for the first half of fiscal 2008 was $15.1 million, a $2.1 million decline from the loss from operations of $13.0 million for the same period a year ago. For the six months, the negative impact on income from operations from the snow engine recall was $19.8 million. Operationally, income from operations showed improvement between years due to a favorable Euro exchange rate, increased sales volume and lower manufacturing expenses.

Power Products:

Fiscal 2008 second quarter net sales were $197.0 million, a $26.6 million increase from the same period a year ago. The improvement was primarily the result of increased shipments of portable generators and pressure washers.

Net sales for the first six months of fiscal 2008 were $384.0 million, a $26.7 million increase over the same period a year ago. The sales improvement was the result of unit shipment increases in pressure washers and certain lawn and garden products.

The loss from operations for the second quarter of fiscal 2008 was $15.6 million, a decline of $11.6 million from the loss for the same period a year ago. The increase in the loss from operations was the result of startup costs for a new plant and new product models for the lawn and garden markets that did not exist in the second quarter a year ago. In addition, manufacturing costs related to materials and components have increased and fixed costs are up because of lower utilization at certain facilities.

The loss from operations for the first six months of fiscal 2008 was $26.2 million, a $25.0 million decline from the loss from operations for the same period a year ago. As in the second quarter, increased manufacturing costs and the costs of the startups make up the majority of the operating income decline.

General:

Interest expense was lower in the second quarter of fiscal 2008 because of lower average borrowings than last year due to reduced inventories. The second quarter and year to date fiscal 2008 effective tax rates are at 28% and 32%, respectively versus the 26% and 32% used in the same respective periods last year.

Other income in the second quarter of fiscal 2008 reflects the gain on the redemption of an investment in preferred stock and the associated dividends. There was no dividend income in the second quarter last year, but there was $2.0 million of dividends in other income for the first half of last year.

Outlook:

Our net income forecast for the year is $60 to $68 million or $1.21 to $1.37 per diluted share for the full year. The estimate is based on the assumption that consolidated net sales will grow approximately 7% to 8% between years, primarily due to higher volume in the Engines Segment. Operating income margins are projected to be approximately 4.0%, and interest expense and other income are forecasted at $36 million and $38 million, respectively. The effective tax rate for the full year is projected to be in the range of 32% to 34%.

The top end of the projected range for net income was increased by $3.0 million to reflect the after tax benefit of the preferred stock transaction of $25 million. This benefit was offset by two factors. The first offset is a $9.0 million after tax benefit for dividends on the preferred stock that had already been in our forecast for fiscal 2008. The second offset is the $13 million after tax impact of the snow engine recall. The bottom end of the range remains unchanged because we feel we continue to face uncertain market conditions for the remainder of the fiscal year.

The Company will host a conference call at 10:00 AM (EST) on January 17, 2008 to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 802-4328. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The access code will be 1182513.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended December

(In Thousands, except per share data)

(Unaudited)

	Second Quarter		Six Months
	2007	As Adjusted 2006	2007	As Adjusted 2006
NET SALES	$478,837	$423,059	$845,506	$761,308
COST OF GOODS SOLD	432,220	353,779	755,445	645,749

Gross Profit on Sales	46,617	69,280	90,061	115,559

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	66,430	64,214	130,570	129,896

Income (Loss) from Operations	(19,813)	5,066	(40,509)	(14,337)

INTEREST EXPENSE	(10,610)	(11,829)	(19,583)	(20,866)
OTHER INCOME, Net	37,995	921	38,017	4,378

Income (Loss) before Provision for Income Taxes	7,572	(5,842)	(22,075)	(30,825)

PROVISION (CREDIT) FOR INCOME TAXES	2,134	(1,490)	(7,060)	(9,995)

Net Income (Loss)	$5,438	$(4,352)	$(15,015)	$(20,830)

Average Shares Outstanding	49,536	50,583	49,543	49,983

BASIC EARNINGS (LOSS) PER SHARE	$0.11	$(0.09)	$(0.30)	$(0.42)

Diluted Average Shares Outstanding	49,637	50,583	49,543	49,983

DILUTED EARNINGS (LOSS) PER SHARE	$0.11	$(0.09)	$(0.30)	$(0.42)

Segment Information

(In Thousands)

(Unaudited)

	Second Quarter		Six Months
	2007	As Adjusted 2006	2007	As Adjusted 2006

NET SALES:
Engines	$315,537	$279,018	$523,953	$468,614
Power Products	196,995	170,406	383,986	357,293
Inter-Segment Eliminations	(33,695)	(26,365)	(62,433)	(64,599)

Total *	$478,837	$423,059	$845,506	$761,308

* Included sales originating in foreign countries of	$52,551	$47,204	$98,396	$93,189

GROSS PROFIT ON SALES:
Engines	$43,421	$55,344	$78,675	$81,960
Power Products	2,536	13,477	10,561	33,730
Inter-Segment Eliminations	660	459	825	(131)

Total	$46,617	$69,280	$90,061	$115,559

INCOME (LOSS) FROM OPERATIONS:
Engines	$(4,857)	$8,585	$(15,085)	$(12,981)
Power Products	(15,616)	(3,978)	(26,249)	(1,225)
Inter-Segment Eliminations	660	459	825	(131)

Total	$(19,813)	$5,066	$(40,509)	$(14,337)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal December

(In Thousands)

(Unaudited)

	2007	As Adjusted 2006
CURRENT ASSETS:
Cash and Cash Equivalents	$48,921	$36,593
Accounts Receivable, Net	342,410	306,473
Inventories	636,281	777,404
Deferred Income Tax Asset	52,695	61,632
Other	38,726	24,554

Total Current Assets	1,119,033	1,206,656

OTHER ASSETS:
Goodwill	250,107	251,885
Investments	18,170	46,781
Prepaid Pension	105,032	193,641
Deferred Loan Costs, Net	3,748	3,722
Other Intangible Assets, Net	91,621	93,506
Other Long-Term Assets, Net	6,921	7,283

Total Other Assets	475,599	596,818

PLANT AND EQUIPMENT:
At Cost	1,008,428	1,032,868
Less—Accumulated Depreciation	614,959	605,361

Plant and Equipment, Net	393,469	427,507

	$1,988,101	$2,230,981

CURRENT LIABILITIES:
Accounts Payable	$130,105	$152,916
Short-Term Borrowings	281,059	273,514
Current Maturity on Long-Term Debt	—	81,056
Accrued Liabilities	172,857	160,317

Total Current Liabilities	584,021	667,803

OTHER LIABILITIES:
Deferred Income Tax Liability	38,942	146,064
Accrued Pension Cost	40,176	26,868
Accrued Employee Benefits	20,293	16,400
Accrued Postretirement Health Care Obligation	185,997	82,716
Other Long-Term Liabilities	36,307	21,787
Long-Term Debt	266,197	302,630

Total Other Liabilities	587,912	596,465

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	76,100	72,303
Retained Earnings	1,074,296	1,107,732
Accumulated Other Comprehensive Income (Loss)	(122,349)	3,702
Treasury Stock, at Cost	(211,879)	(217,024)

Total Shareholders’ Investment	816,168	966,713

	$1,988,101	$2,230,981

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended Fiscal December
	2007	As Adjusted 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(15,015)	$(20,830)
Depreciation and Amortization	34,930	36,410
Stock Compensation Expense	3,261	4,896
Loss (Gain) on Disposition of Plant and Equipment	(404)	174
Gain on Sale of Investment	(36,960)	—
Provision for Deferred Income Taxes	465	(4,728)
Increase in Accounts Receivable	(14,933)	(32,971)
Increase in Inventories	(83,498)	(215,389)
Decrease in Other Current Assets	8,797	10,515
Decrease in Accounts Payable and Accrued Liabilities	(52,329)	(13,231)
Other, Net	(6,957)	(6,039)

Net Cash Used in Operating Activities	(162,643)	(241,193)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(34,177)	(29,866)
Proceeds Received on Disposition of Plant and Equipment	523	442
Proceeds Received on Sale of Investment	66,011	—
Other, Net	(503)	—

Net Cash Provided by (Used in) Investing Activities	31,854	(29,424)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) on Loans and Notes Payable	159,920	270,040
Issuance Cost of Amended Revolver	(1,286)	—
Dividends	(10,901)	(11,267)
Stock Option Exercise Proceeds and Tax Benefits	991	750
Treasury Stock Purchases	—	(48,232)

Net Cash Provided by Financing Activities	148,724	211,291

EFFECT OF EXCHANGE RATE CHANGES	1,517	828

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,452	(58,498)
CASH AND CASH EQUIVALENTS, Beginning	29,469	95,091

CASH AND CASH EQUIVALENTS, Ending	$48,921	$36,593